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EXHIBIT A

AGREEMENT

February 11, 2022

The undersigned hereby agree to file a joint statement on Schedule 13G under the Securities and Exchange Act of 1934, as amended (the “Act”) with respect to the fund shares issued by SPDR MSCI ACWI ex-US ETF.

Each of the undersigned states that it is entitled to individually use Schedule 13G pursuant to Rule 13d-1(b) of the Act.

Each of the undersigned is responsible for the timely filing of the statement and any amendments thereto, and for the completeness and accuracy of the information concerning each of them contained therein but none is responsible for the completeness or accuracy of the information concerning the others.

This Agreement applies to any amendments to this Schedule 13G.

THE PNC FINANCIAL SERVICES GROUP, INC.

BY:	/s/ Gregory H. Kozich
Gregory H. Kozich, Senior Vice President & Controller

PNC BANCORP, INC.

BY:	/s/ Janet Jolles
Janet Jolles, Chairman & President

PNC BANK, NATIONAL ASSOCIATION

BY:	/s/ Gregory H. Kozich
Gregory H. Kozich, Executive Vice President & Controller

PNC DELAWARE TRUST COMPANY

BY:	/s/ Janet Jolles
Janet Jolles, Fiduciary Director

PNC INVESTMENTS LLC

BY:	/s/ Richard R. Guerrini
Richard R. Guerrini, President & CEO